Exhibit 10.9
LASATER AGREEMENT

DAC TECHNOLOGIES GROUP INTERNATIONAL, INC.

1601 Westpark Drive #2
Little Rock, AR 72204
Tel. (501) 661-9100

January 14, 2005

Via e mail
Dan Lasater and Linda Lasater
13917 Hinson Road
Little Rock, AR 72212

Walter O’Hearn, Esq.
Keane Securities Co., Inc.
50 Broadway
New York, N.Y. 10004

Re: Letter Agreement for Amendment to Registration Statement to Allow for the Registration of the Lasater Shares of DAC Technologies Group International, Inc.

Ladies and Gentlemen:

     This Letter Agreement (“Agreement”) will confirm our recent discussions with you relating to the proposed post-effective amendment (the “Amendment”) to the DAC Technologies Group International, Inc. (“Company” or “DAC”) registration statement filed on form SB-2 previously made effective on December 2, 2004, for the purpose of registering the shares of Company’s common stock owned by Dan R. Lasater, Linda Lasater, and Linda Lasater as Trustee of the Leah Lasater Trust (collectively the “Shares”). The Company will agree to the Amendment upon the following terms and conditions:

1.	Lasater Representations and Warranties. Upon the execution of this Agreement, and continuously through the effective date of the Amendment, Dan R. Lasater, Linda Lasater his wife, and Linda Lasater as Trustee of the Leah Lasater Trust (collectively “Lasater”) shall each represent and warrant to Keane Securities Co, Inc. (“Keane”) and to the Company, the following:

i.	Subject to any adjustment by the Company, Lasater owns and has beneficial interest in only the following 1,145,265 Shares:

•	Dan R. Lasater 690,515

•	Linda Lasater 136,125

•	Linda Lasater as Trustee of the Leah Lasater Trust 318,625

ii.	Lasater has neither direct nor indirect beneficial interest in any other DAC stock, including the 62,000 shares owned by their children.

iii.	The Shares are fully paid and non-assessable and are not subject to any lien, pledge, encumbrance or any impediment that would be inconsistent with their registration with the SEC.

2.	Expenses and Costs. Lasater shall pay all registration, filing and qualification fees (including SEC filing fees) attributable to the Shares registered under this Agreement, and any legal, accounting or other professional fees or expenses incurred by the Company in connection with the filing and processing of the Amendment (the “Expenses”). The Company estimates such Expenses not to exceed $10,000 barring unforeseen events or extensive review process by the SEC or other regulatory authorities. The Company acknowledges that Lasater has deposited the sum of $10,000 to the Allan M. Lerner, Esq. Trust Account. Additionally, Lasater shall pay all underwriting discounts, selling commissions and stock transfer taxes, if any, attributable to the sale of such securities registered by Lasater and any legal, accounting or other professional fees incurred by Lasater.

3.	The Company’s Business Purpose and Undertaking.

i.	The Company believes that the filing of the Amendment serves legitimate business purposes that will benefit the Company. Among other things, the Company is desirous of increasing the public float and liquidity of its common shares. In addition, the Company believes that institutional investors will be the ultimate purchasers of the Shares, thus adding to the credibility of its stockholders. The Company also believes that the registration of the Shares will remove the uncertainty to future stockholders caused by the significant number of Rule 144 Shares overhanging the marketplace.

ii.	The Company represents that it will use commercially reasonable efforts to file the Amendment and to cause such Registration Statement, as amended, to be declared effective as soon thereafter as practicable; however the Company does not warrant when the Registration Statement will be declared effective, if at all. The Company may delay the filing of, or suspend or delay the effectiveness of the Amendment, if the Company shall furnish to the Lasater a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Company or its shareholders for such a registration statement to be filed or declared effective or for an effective registration statement not to be suspended. If the Company suspends the effectiveness of a Registration Statement, the Company will promptly deliver notice to Lasater of such suspension and will again deliver notice to Lasater when such suspension is no longer necessary.

4.	Furnishing of Prospectus. With respect to the Registration Statement filed herein, the Company shall furnish to Keane and Lasater copies of any preliminary prospectus and, as soon as reasonably possible after the effectiveness of the Registration Statement, furnish to Keane and Lasater such numbers of copies of a final prospectus in conformity with the requirements of the 1933 Act, and such other documents as Keane and Lasater may reasonably request, in order to facilitate the resale or other disposition of Registrable Shares owned by it.

5.	The Registration Statement. Upon the execution of this Agreement, the Company shall promptly prepare and file all documents required to be filed by the SEC for the purpose of registering the aforesaid 1,145,265 Shares. As an inducement to the Company agreeing to register the Shares, Lasater and Keane and the Company covenant as follows:

i.	Lasater shall deposit the Shares with Keane with appropriate stock powers attached and endorsed by Lasater;

ii.	If, as, and when, the Amendment is declared effective by the SEC, Keane, as agent for Lasater, shall use its best efforts to sell a maximum of 530,000 of the Shares (“Available Shares”)at a price and cost acceptable to Lasater and Keane; provided, however, that if the best offer obtainable by Keane is $2.85 net per share or better, Lasater and Keane must accept such offer for the Available Shares. Any portion of the Available Shares which could not be sold by Keane shall be added to the locked up shares described in par. 5.iii, below.

iii.	The remaining 615,265 Shares (“Remaining Shares”) and balance of the Available Shares, if any, shall be subject to an immediate “lock up” (“Lock Up Shares”) arrangement, such that, except as provided in par. 5.iii below, the Lock Up Shares may not be sold or transferred by Lasater until the one year anniversary date of the effective date of the Amendment; provided, however, that the Lock Up Shares may be released from the lockup and sold or transferred from time to time, but only upon the written request of Lasater and the written consent of the Company and Keane;

iv.	Notwithstanding par. 5.iii above, following the effective date of the Amendment, should Keane, using its best efforts, at any time (including during the Lock Up period) obtains offer(s) to purchase the Shares at a price net to Lasater of $3.15 per share or better for the Remaining Shares and/or Available Shares, then in such case Lasater and Keane shall be required to sell that number of Remaining Shares and Available Shares (if any) equal to the difference of 1,000,000 Shares less the Shares sold pursuant to par. 5ii. By way of example only, should 530,000 Shares be sold pursuant to par. 5.ii above, an additional 470,000 may be sold pursuant to this sub-paragraph 5.iv.

     6. Rule 144 Sales. The parties here to acknowledge that notwithstanding the registration of the Shares, Lasater shall continue to abide by the limitations of Rule 144 promulgated under the

Securities Act of 1933, and shall file with the SEC in a timely manner and make all reports and other documents required under the Securities Act of 1933 and the Securities & Exchange Act of 1934, so long as the filing of such reports and other documents is required for the applicable provisions of Rule 144 or other relevant provisions.

7.	Miscellaneous

     Notices. All notices and other communications required or permitted hereunder shall be delivered by overnight or certified mail to the following addresses:

Keane Securities Co., Inc. (“Placement Agent”)
50 Broadway
New York, N. Y. 10004
Attn.: Walter D. O’ Hearn, Jr.

Dan Lasater and Linda Lasater
13917 Hinson Road
Little Rock, AR 72212

DAC Technologies Group International, Inc.

1601 Westpark Dr., #2
Little Rock, AR 72204

     Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     Entire Agreement This Agreement and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) are not intended to confer upon any other person any rights or remedies hereunder.

     Assignment. Lasater may not transfer or assign its rights and obligations hereunder under this Agreement without the express written consent of Keane and the Company. In the event of such assignment such transferee or assignee of the Shares shall execute and deliver a counterpart copy of this Agreement thereby agreeing to be bound by the terms and provisions set forth herein. Any assignment of rights or delegation of duties under this Agreement by a party without the prior written consent of the other parties shall be void ab initio. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     Certain Company Representations. This Agreement has been duly authorized by all necessary action by the Company, and the Company’s execution, delivery and performance of this Agreement does not violate any other agreement or instrument to which it is currently a party.

     Governing Law; Arbitration; Venue This Agreement shall be governed by and construed in accordance with the laws of Florida regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Any dispute nor controversy arising from this Agreement shall be settled in arbitation before the American Arbitration Association, the venue for which shall be in Ft. Lauderdale, Florida.

     Advice of Counsel; Drafting of the Contract. Each party hereto acknowledges that they have had the opportunity and have participated in the drafing of this Agreement. Moreover, each party hereto has had the opportunity to consult with independent counsel for legal advice. During the negotiations of this Agreement the parties acknowledge that the Law Firm of Allan M. Lerner has representied only the Company.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

DAC Technologies Group International, Inc.

By:/s/ David A. Collins
Title: Chief Executive Officer

Leah Lasater Trust

By: /s/Linda Lasater, Trustee

/s/ Dan R. Lasater
/s/ Linda Lasater

Keane Securities Co., Inc.

By: /s/ Walter O’Hearn